Exhibit 4.2 (b)
AMENDMENT NO. 1
TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDMENT NO. 1 TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”) is made as of June 20, 2017 by and among Actuant Corporation, a Wisconsin corporation (the “Company”), Actuant Limited, a company organized under the laws of England (“Actuant Ltd.”), Actuant Finance Limited, a company organized under the laws of England (“Actuant Finance” and, collectively with the Company and Actuant Ltd., the “Borrowers”), the financial institutions listed on the signature pages hereto and JPMorgan Chase Bank, N.A., as the administrative agent for the “Lenders” referred to below (in such capacity, the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the “Credit Agreement” referred to below.
W I T N E S S E T H:
WHEREAS, the signatories hereto are parties to that certain Fifth Amended and Restated Credit Agreement, dated as of May 8, 2015, among the Borrowers, the financial institutions from time to time parties thereto (the “Lenders”) and the Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
WHEREAS, the parties hereto have agreed to amend the Credit Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to the following amendment to the Credit Agreement.
1. Amendment. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 below:
(a) Section 1.1 of the Credit Agreement is hereby amended to add each of the following definitions thereto in their appropriate alphabetical order therein:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b) Section 1.1 of the Credit Agreement is hereby further amended to amend and restate the definitions of “Leverage Ratio” and “Qualified Cash Amount” in their entirety as follows:
“Leverage Ratio” means, at any date of determination, the ratio of Net Consolidated Indebtedness on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended as of such date. For purposes of this definition, if at any time the Leverage Ratio is being determined the Company or any Subsidiary shall have completed a Permitted Acquisition or an Asset Sale since the beginning of the relevant four fiscal quarter period, the Leverage Ratio shall be determined on a pro forma basis reasonably acceptable to the Agent after giving effect to such Acquisition or Asset Sale, as if such Permitted Acquisition or Asset Sale, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
“Qualified Cash Amount” means, at any date of determination:
(c) for purposes of the definition of “Pricing Leverage Ratio”, an amount equal to the excess of (i) the sum of (A) 100% of the aggregate amount of unrestricted cash or Cash Equivalents of the Company and its Domestic Subsidiaries free and clear of all Liens other than Liens in favor of the Agent for the benefit of the Holders of Secured Obligations and nonconsensual Liens permitted by Section 6.15 and (B) 75% of the aggregate amount of unrestricted cash or Cash Equivalents of the Company’s Foreign Subsidiaries free and clear of all Liens other than Liens in favor of the Agent for the benefit of the Holders of Secured Obligations and nonconsensual Liens permitted by Section 6.15 over (ii) $5,000,000; and
(d) for purposes of the definition of “Leverage Ratio”,
(i)so long as no Loans (other than Term Loans) are outstanding under this Agreement as of such date of determination, an amount equal to the sum of (A) 100% of the aggregate amount of unrestricted cash or Cash Equivalents of the Company and its Domestic Subsidiaries free and clear of all Liens other than Liens in favor of the Agent for the benefit of the Holders of Secured Obligations and nonconsensual Liens permitted by Section 6.15 and (B) 75% of the aggregate amount of unrestricted cash or Cash Equivalents of the Company’s Foreign Subsidiaries free and clear of all Liens other than Liens in favor of the Agent for the benefit of the Holders of Secured Obligations and nonconsensual Liens permitted by Section 6.15; and

(ii)if any Loans (other than Term Loans) are outstanding under this Agreement as of such date of determination, an amount equal to the excess of (A) the sum of (I) 100% of the aggregate amount of unrestricted cash or Cash Equivalents of the Company and its Domestic Subsidiaries free and clear of all Liens other than Liens in favor of the Agent for the benefit of the Holders of Secured Obligations and nonconsensual Liens permitted by Section 6.15 and (II) 75% of the aggregate amount of unrestricted cash or Cash Equivalents of the Company’s Foreign Subsidiaries free and clear of all Liens other than Liens in favor of the Agent for the benefit of the Holders of Secured Obligations and nonconsensual Liens permitted by Section 6.15 over (B) $5,000,000; provided that in no event shall the Qualified Cash Amount determined under this clause (b)(ii) exceed the greater of (x) $150,000,000 and

(y) the lesser of $300,000,000 and the aggregate principal amount of Senior Note Indebtedness outstanding as of such date.

(e) Section 1.1 of the Credit Agreement is hereby further amended to insert the following new sentence at the end of the definition of “Alternate Base Rate” as set forth therein:
“Notwithstanding the foregoing, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.”
(f) Section 1.1 of the Credit Agreement is hereby further amended to restate clause (d) of the definition of “Defaulting Lender” as set forth therein as follows:
“(d) has become the subject of (1) a Bankruptcy Event or (2) a Bail-In Action.”
(g) Section 2.21 of the Credit Agreement is hereby amended to amend and restate the second paragraph thereof in its entirety as follows:
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or the LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue or Modify any Facility LC, unless the Swing Line Lender or the LC Issuer, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swing Line Lender or the LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
(h) Article V of the Credit Agreement is amended to add the following new Section 5.24 thereto immediately following Section 5.23 thereof:
“5.24    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.”
(i) Article IX of the Credit Agreement is amended to add the following new Section 9.17 thereto immediately following Section 9.16 thereof:
“9.17    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.”

(j) Exhibit B to the Credit Agreement (Compliance Certificate) is hereby amended and restated in its entirety in the form attached hereto as Schedule 1.
2. Conditions of Effectiveness. This Amendment shall become effective as of the date hereof if, and only if, the Agent shall have received:
(a) executed copies of this Amendment from the Borrowers, the Agent and the Required Lenders;
(b) executed copies of the Reaffirmation attached hereto in the form of Exhibit A from each existing Guarantor and Foreign Law Pledgor; and
(c) confirmation that all fees and expenses of counsel to the Agent required to be paid in connection with the Loan Documents (including this Amendment) pursuant to Section 9.6 of the Credit Agreement have been paid, in each case to the extent that invoices for the same have been submitted at least one Business Day prior to the date hereof.
3. Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants as follows:
(a) Such Borrower has the power and authority and legal right to execute and deliver this Amendment and to perform its obligations hereunder and under the Credit Agreement (as modified hereby). The execution and delivery by such Borrower of this Amendment and the performance of its obligations hereunder and under the Credit Agreement (as modified hereby) have been duly authorized by proper corporate proceedings, and this Amendment and the Credit Agreement (as modified hereby) constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(b) Neither the execution and delivery by such Borrower of this Amendment, nor the consummation of the transactions contemplated herein or in the Credit Agreement (as modified hereby), nor compliance with the provisions hereof or thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower, (ii) the articles or incorporation or by-laws or other organizational documents of such Borrower or (iii) the provisions of any indenture, instrument or agreement to which such Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Borrower pursuant to the terms of any such indenture, instrument or agreement.
(c) No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Borrower, is required to be obtained by such Borrower in connection with the execution and delivery of this Amendment or the legality, validity, binding effect or enforceability of the Credit Agreement (as modified hereby).
(d) As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default or Unmatured Default and (ii) the representations and warranties contained in Article V of the Credit Agreement (as modified hereby) are true and correct except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
4. Reference to and Effect on the Credit Agreement and Loan Documents.
(a) Upon the effectiveness of Section 1 hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as modified hereby. This Amendment is a Loan Document pursuant to the Credit Agreement and shall (unless expressly indicated otherwise herein or therein) be construed, administered, and applied, in accordance with all of the terms and provisions of the Credit Agreement.
(b) Each Borrower (i) agrees that this Amendment and the transactions contemplated hereby shall not limit or diminish the obligations of such Borrower arising under or pursuant to the Credit Agreement and the other Loan Documents to which it is a party, (ii) reaffirms its obligations under the Credit Agreement and each and every other Loan Document to which it is a party (including, without limitation, each applicable Collateral Document), (iii) reaffirms all Liens on any collateral (including the Collateral) which have been granted by it in favor of the Agent pursuant to any of the Loan Documents, and (iv) acknowledges and agrees that except as specifically modified above, the Credit Agreement and all other Loan Documents executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of or consent to any provision of the Credit Agreement or any other Loan Documents executed and/or delivered in connection therewith.
5. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts (including by means of facsimile or electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

ACTUANT CORPORATION,
as a Borrower

By/s/ Terry M. Braatz
Name: Terry M. Braatz
Title: Treasurer

ACTUANT LIMITED,
as a Borrower

By/s/ Terry M. Braatz
Name: Terry M. Braatz
Title: Director

ACTUANT FINANCE LIMITED,
as a Borrower

By/s/ Terry M. Braatz
Name: Terry M. Braatz
Title: Director

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Agent

By:/s/ Richard Barritt
Name: Richard Barritt
Title: Vice President